Exhibit 10.6

EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of April 15, 2016 (the “Commencement Date”), by and between Parallax Services LLC, a Delaware limited liability company (the “Employer”), and Mark Evans (the “Employee” and, together with the Employer, the “Parties”).
W I T N E S S E T H:
WHEREAS, the Employer desires to obtain the services of the Employee upon the terms and conditions set forth herein;
WHEREAS, the Employee desires to be employed by the Employer upon the terms and conditions set forth herein; and
NOW, THEREFORE, the Parties, in consideration of the agreements, covenants, and conditions herein, hereby agree as follows:
1.Employment. The Employer hereby employs the Employee to be seconded to Tellurian Investments Inc., a Delaware corporation (“Tellurian”) as its Senior Vice President (SVP) of Gas Supply, and the Employee hereby accepts such employment, upon the terms and subject to the conditions set forth in this Agreement. Employee shall be based in Houston, Texas; however, depending on Tellurian’s business needs, he may work from time to time from other locations for short or medium term durations retaining his home base in Houston, Texas.
2.Term. The term of employment under this Agreement shall commence on the Commencement Date and shall continue for a term of 5 years (the “Employment Period”), unless terminated earlier in accordance with the provisions in this Agreement; provided, however, that at the end of such Employment Period the Employee’s employment shall automatically renew for successive one-year periods unless a party gives written notice of cancellation to the other party prior to the expiration of any then-current Employment Period (such period after the initial Employment Period being a “Renewal Period”), or unless terminated earlier in accordance with the provisions in this Agreement. The termination of the Employee’s employment shall not affect any of the obligations that expressly extend beyond, or are not contingent upon, continued employment, including the obligations in Section 8 of this Agreement.
3.Compensation; Reimbursement; etc.
(a)During the Employment Period and any Renewal Period, the Employer shall pay to the Employee as compensation for all services rendered by the Employee a yearly salary of $350,000 (the "Base Salary") which will be paid in semi-monthly installments of $14,583.33 in accordance with the Employer’s regularly-scheduled pay days and subject to applicable deductions and withholdings. This is an exempt position under the Fair Labor Standards Act, and as such, Employee shall not be eligible for overtime payments.
(b)The Employer shall have the right but not the obligation to increase the Employee’s compensation from time to time. However, the Employee shall not be eligible for a compensation increase prior to January 1, 2017.
(c)During the Employment Period and any Renewal Period, the Employer will reimburse the Employee for all pre-approved reasonable expenses incurred by the Employee in the performance of his duties under this Agreement. The Employee must furnish to the Employer an itemized account, satisfactory to the Employer, in substantiation of all such pre-approved expenditures. No other reimbursements (except as set forth herein) shall be permitted.
(d)During the Employment Period and any Renewal Period, and subject to all eligibility requirements contained in this Agreement, the Employee may be entitled to such fringe benefits as are provided to its current full-time employees in accordance with any applicable governing plan documents. As of the Commencement Date, Employee shall be entitled to receive health, dental, vision, and short-term and long-term disability insurance coverage at no cost to Employee and up to six percent 401(k) matching. Such continued benefits are subject to change, the Employer reserves the right to amend, suspend, discount or terminate any such benefit or benefit plan, and the benefit plan documents shall control in all cases.

Exhibit 10.6

(e)Employee shall receive a one-time sign-on bonus in the total amount of $43,749.99, subject to applicable withholdings, on the first payroll date following the Commencement Date.
(f)Employee’s annual target bonus will be 150% of his base salary with a stretch target of 200% of his base salary (the “Annual Bonus”). During the Employment Period and any Renewal Period, the Annual Bonus will be purely discretionary on the part of the Employer, and it will be based on achievement of various performance milestones of the Employer, Tellurian and the Employee throughout the course of the year. Such milestones shall be agreed between Employee and the President of Tellurian in coordination with Employer. Employee’s bonus for calendar year 2016 shall not be prorated. Employee must be employed on the date on which the annual bonus payment is paid in order to be eligible to receive the Annual Bonus.
(g)Employee will be granted 500,000 restricted shares of Tellurian common stock under the terms of the Tellurian Investments Inc. 2016 Omnibus Incentive Plan (the “Plan”). The terms and conditions applicable to such shares, including vesting and forfeiture, shall be governed by the terms of the Plan and the applicable award agreement. Any further stock grants, phantom units, or other equity incentives under the Plan or otherwise will be at the Employer’s discretion.
(h)During the Employment Period and any Renewal Period, Employee will also receive the following: (1) a company-provided parking space; (2) reimbursement for his cell phone expenses (or a company provided and paid for phone); and (3) membership and paid expenses at the Petroleum Club.
4.Duties. The Employee’s duties are understood to include management and oversight of Tellurian, helping to identify and implement business opportunities for Tellurian, developing goodwill for the benefit of Tellurian, and such additional duties as may reasonably be assigned to him from time to time by the President of Tellurian, who shall act as the Employee’s direct supervisor.
5.Extent of Services; Vacations; and Days Off.
(a)The Employee understands that he will be placed in a position of special trust and confidence concerning the interests of both the Employer and Tellurian. The Employee agrees to dedicate substantially all of his working time, skill, and attention to the business of the Employer and/or Tellurian as directed by his supervisor, agrees to remain loyal to the Employer and Tellurian, and not to engage in any conduct that creates a conflict of interest to, or damages the reputation of, the Employer or Tellurian. The Employee will work diligently to perform the duties of his position in a reasonable, timely, and professional manner, and he shall comply with all applicable policies and rules of the Employer and Tellurian. The Employee agrees that he will not conduct or otherwise engage in any consulting services or otherwise work with any other entity during the Employment Period and any Renewal Period. Further, provided that such activities do not materially interfere with the performance of his duties hereunder or create a conflict of interest with the Employer’s or Tellurian’s business, nothing herein shall prohibit the Employee from (i) engaging in charitable, civic, or fraternal activities, (ii) investing his personal assets in other entities or business ventures, subject to any applicable policies of the Employer and Tellurian, or (iii) serving on the board of directors of another entity, as long as such service is approved in advance in writing by the President of Tellurian (which approval will not be unreasonably withheld).
(b)During the Employment Period and any Renewal Period, the Employee shall be entitled to an annual paid time off (“PTO”) allowance of 5 weeks per year, which shall accrue to Employee at a rate of 1.25 weeks per calendar quarter. This PTO allowance will be pro-rated based on the amount of time remaining in the calendar year as of the Commencement Date. No other allowance, except as required by law, shall be made for vacation, sick leave, or personal time. Any unused PTO will expire at the end of each calendar year if not used.
6.Illness or Incapacity, Termination on Death, Etc.
(a)If the Employee dies during the Employment Period or any Renewal Period, the Employer shall pay to the estate of the Employee such compensation as would otherwise have been payable to the Employee up to the end of the calendar month in which the death occurs. Other than the obligations set forth in this Section 6(a), the Employer shall have no additional financial obligation under this Agreement to the Employee or his estate.
(b)(i)    For any period of physical or mental disability, illness, or incapacity during the Employment Period and any Renewal Period, which renders the Employee at least temporarily unable to perform (despite reasonable accommodation) the essential elements of his job for a period of less than 30 consecutive days or 59 days in any continuous 1 year period, the Employee shall continue to receive the Base Salary, less any benefits received under any disability insurance carried by or provided by the Employer. Upon the Employee’s permanent disability (as defined below), the Employer may terminate the employment of the Employee, and the Employer shall pay to the Employee such compensation as would otherwise have been payable to the Employee up to the end of the calendar month in

Exhibit 10.6

which his employment is terminated. All other rights of the Employee under this Agreement shall terminate although the Employee shall continue to receive any disability benefits to which he may be entitled under any disability income insurance which may be carried by or provided by the Employer from time to time. The Employer is not obligated to carry disability insurance for its employees.
(ii)    The term “permanent disability” as used in this Agreement shall mean the inability of the Employee, as reasonably determined by the Employer or Tellurian in accordance with applicable law, by reason of physical or mental disability, injury, illness, or incapacity to perform (despite reasonable accommodation) the essential elements of his job for a period of 30 consecutive days or 60 days in any continuous 1year period. If any determination of the Employer with respect to permanent disability is disputed by the Employee, the parties hereto agree to abide by the decision of a panel of three physicians. The Employee and the Employer shall each appoint one member, and the third member of the panel shall be appointed jointly by the Employee- and Employer-appointed panel members. The Employee agrees to make himself available for and submit to examinations by such qualified physicians as may be directed by the Employer as to whom the Employee raises, in good faith, no reasonable objection. Failure to submit to any such examination shall constitute a breach of a material part of this Agreement.
7.Other Terminations.
(a)(i)    During the Employment Period and any Renewal Period, the Employee may terminate his employment hereunder voluntarily without “Good Reason” (as defined below) upon giving at least 30 days’ prior written notice to the Employer.
(ii)    If the Employee gives notice pursuant to Section 7(a)(i), the Employer shall have the right to relieve the Employee immediately of his duties under this Agreement, provided that the exercise of such right by the Employer shall not constitute a termination of the Employee’s employment by the Employer without Cause.
(b)(i)    During the Employment Period and any Renewal Period, the Employee may terminate his employment hereunder for Good Reason, provided that a termination by the Employee shall be for Good Reason only if: (A) any issues giving rise to such Good Reason are made known to the Employer in writing within 60 days of the initial occurrence thereof, (B) such issues are not cured within 30 days of written notice thereof from the Employee, and (C) the Employee terminates employment within 30 days after the end of the cure period. Any such written notice must explain with specificity the issues giving rise to the Good Reason for the Employee’s termination.
(ii)    As used herein, “Good Reason” shall mean:
(1)the material breach of any term or provision of this Agreement, the Plan or any award granted pursuant to the Plan by either the Employer or Tellurian; or
(2)the Employer or Tellurian engaging in practices that amount to constructive dismissal of the Employee.
(c)(i)    During the Employment Period and any Renewal Period, the Employer may terminate the employment of the Employee hereunder either for Cause (as defined below) or without Cause. The Employer may terminate the employment of the Employee for Cause upon written notice. Notwithstanding anything in this Agreement to the contrary, a termination of the Employee’s employment by the Employer pursuant to Section 6(b) shall not constitute a termination by the Company without Cause.

(i)	As used herein, the meaning of “Cause” shall be construed by the Employer, at the Employer’s sole discretion, and shall include:
(1)the Employee’s commission of any act of moral turpitude, including but not limited to any criminal act the nature of which involves dishonesty, assault, battery, or which brings disrepute to the Employer or Tellurian by virtue of its or their association(s) with Employee;
(2)the Employee’s gross negligence with respect to the performance of his duties and responsibilities of employment;
(3)any act by the Employee against the Employer or Tellurian intended to enrich the Employee in any respect in derogation of his duties hereunder or at the expense of the Employer or Tellurian; or
(4)the material breach of any term or provision of this Agreement or the Plan by the Employee.
(d)If the Employee terminates his employment voluntarily under Section 7(a)(i) without Good Reason effective on a date during the Employment Period or any Renewal Period, or if the Employer terminates the employment

Exhibit 10.6

of the Employee for Cause, the Employer shall pay to the Employee compensation earned by the Employee up to the termination date, with applicable deductions and withholding. If the Employer terminates Employee’s employment without Cause or if the Employee terminates his employment for Good Reason, the Employer shall (1) pay to the Employee in a single lump sum in cash on the 60th day following termination of employment such salary as would otherwise have been due to the Employee up to and including the expiration of either the current Employment Period or any Renewal Period as of the termination date; and (2) immediately vest any unvested shares of stock that are governed or allocated under the Plan, under the Plan provisions, provided that the Employee executes, and does not revoke, a separation and release agreement, drafted and approved by the Employer, releasing any and all claims against the Employer to the extent permitted by law and such release becomes final and irrevocable no later than the 55th day following termination of employment.
(e)After receiving the payments and vesting provided in this Section 7, the Employee shall have no further rights under this Agreement after separation. Notwithstanding any such termination of employment pursuant to this Section 7, the Employee’s covenants set forth in Section 8 are intended to and shall remain in full force and effect.
8.Employer/Employee Covenants.
(a)Confidential Information. As used in this Agreement, the term “Confidential Information” means information of any kind, nature, or description, that (1) relates to the Employer’s or Tellurian’s business or the business of its or their affiliates or customers, (2) provides the Employer or Tellurian economic value or any business advantage, (3) is not generally known to the public, and (4) is learned or developed by the Employee as a direct or indirect result of or during the course of the Employee’s employment or prior service on behalf of Employer, Tellurian or their respective affiliates. Confidential Information includes, but is not limited to:
(i)the Employer’s or its affiliates’ (including Tellurian’s) trade secrets and inventions;
(ii)information concerning the business and affairs of the Employer or Tellurian and its or their affiliates (which includes but is not limited to historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training techniques and materials); and
(iii)all notes, analyses, compilations, studies, summaries and other material prepared by the Employer, Tellurian or their respective affiliates, or their representatives, to the extent containing or based, in whole or in part, upon Confidential Information.
For the purposes of this Agreement, “Confidential Information” specifically excludes information, training, contacts, product knowledge, customer lists, vendor and supplier information, and resources obtained by Employee prior to his employment with Employer and that Employee provides written notice thereof to Employer within 30 days of Employee’s execution of this Agreement.
(b)Nondisclosure or Confidentiality Agreement. Employee may be asked to sign a separate Nondisclosure or Confidentiality Agreement, and he shall be subject to all obligations contained therein in addition to those outlined herein.
(c)Employee Covenants. The Employee agrees not to, directly or indirectly, participate in the unauthorized use, disclosure, or conversion of any Confidential Information. Specifically, but without limitation, the Employee agrees not to use Confidential Information for his sole benefit, or for the benefit of any person or entity in any way that harms either the Employer or Tellurian or that diminishes the value of the Confidential Information to the Employer or Tellurian. Employee also agrees to use the specialized training, goodwill, and contacts developed with the Employer’s and Tellurian’s customers and contractors for the exclusive benefit of the Employer and Tellurian, and he agrees not to use these items at any time in a way that would harm the business interests of the Employer and Tellurian.
(d)Tellurian’s (or Employer’s) Property. All documents and things, including but not limited to Confidential Information, provided to the Employee for use in connection with the Employee’s employment, or created by the Employee in the course and scope of the Employee’s employment hereunder, are the sole property of Tellurian (and in some limited instances of the Employer) and shall be held by the Employee as a fiduciary on behalf of Tellurian (or the Employer if applicable). Immediately upon termination of the Employee’s employment-without the requirement of a prior demand-the Employee shall surrender to Tellurian (or to the Employer in the case of property belonging to the Employer) all such documents and things, including, but not limited to, all Confidential Information, together with all copies, recording abstracts, notes, reproductions, or electronic versions of any kind made from or about the documents and things and the information they contain.

Exhibit 10.6

(e)Duty of Loyalty. The Employee understands that by virtue of employment with the Employer and his seconded relationship to Tellurian, the Employee owes the Employer and Tellurian a duty of loyalty and agrees to treat all Confidential Information, training, relationships with customers, goodwill, and property entrusted to the Employee as a fiduciary. The Employee agrees to use such training and maintain and protect such Confidential Information, customer relationships, goodwill, and property solely for the benefit of the party from which such benefits were derived. The Employee further agrees that nothing in this Agreement shall limit, in any way, the fiduciary duties that the Employee owes to the Employer and to Tellurian under any applicable law, apart from this Agreement.
9.Remedies. In the event of breach or threatened breach by the Employee of any provision of Section 8 of this Agreement, the Employer or Tellurian (as a third party beneficiary to this Agreement) shall be entitled to (i) injunctive relief by temporary restraining order, temporary or preliminary injunction, or permanent injunction, (ii) recovery of all attorneys’ fees and costs incurred by the Employer or Tellurian, as the case may be, in obtaining such relief or as a result of the Employee’s breach or threatened breach, and (iii) any other legal and equitable relief to which the Employer or Tellurian may be entitled, including without limitation any and all monetary damages which the Employer or Tellurian may incur as a result of said breach or threatened breach. An agreed amount for the bond to be posted if an injunction is sought is $500. The Employer or Tellurian may pursue any remedy available, without limitation, including declaratory relief, concurrently or consecutively in any order as to any breach, violation, or threatened breach or violation, and the pursuit of one such remedy at any time will not be deemed an election of remedies or waiver of the right to pursue any other remedy.
10.Compliance with Other Agreements. The Employee represents and warrants that the execution of this Agreement by him and his performance of the obligations hereunder will not conflict with, result in the breach of any provision of or the termination of, or constitute a default under any agreement to which the Employee is a party or by which the Employee is or may be bound.
11.Section 409A. It is intended that this Agreement and the compensation payable hereunder be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations and Internal Revenue Service guidance thereunder (collectively referred to as “Section 409A”). Notwithstanding anything herein to the contrary, this Agreement shall, to the maximum extent possible, be administered, interpreted and construed in a manner consistent with Section 409A. Notwithstanding any other provision in this Agreement to the contrary, if the Employee is a “specified employee” on the date of his “separation from service” within the meaning of Section 409A, payments and benefits payable under this Agreement due to a separation from service that are deferred compensation within the meaning of and must comply with (and are not otherwise exempt from) Section 409A that would otherwise be paid or provided during the six-month period commencing on the termination date, will be deferred until the second business day after the date that is six (6) months following the Employee’s separation from service and paid in a single lump sum without interest on such date and all remaining payments shall be paid in accordance with their original schedule. With respect to taxable reimbursements to the Employee, (i) all expenses eligible for reimbursement hereunder shall be paid to the Employee promptly, but in any event by no later than December 31 of the calendar year following the calendar year in which such expenses were incurred, (ii) the expenses incurred by the Employee in any calendar year that are eligible for reimbursement under this Agreement shall not affect the expenses incurred by Executive in any other calendar year that are eligible for reimbursement hereunder and (iii) the Employee’s right to receive any reimbursement hereunder shall not be subject to liquidation or exchange for any other benefit. If, and to the extent required to comply with Section 409A, no payment or benefit required to be paid under this Agreement on account of termination of Executive’s employment shall be made unless and until Executive incurs a “separation from service” within the meaning of Section 409A. Executive’s right to receive any installment payments hereunder shall, for purposes of Section 409A, be treated as a right to receive a series of separate and distinct payments.
12.No Guarantee of Tax Consequences. None of the Employer, Tellurian or any affiliate of either of the foregoing makes any commitment or guarantee that any federal, state, local or other tax treatment will (or will not) apply or be available to the Employee (or to any person claiming through or on behalf of the Employee) under this Agreement and assumes no liability or responsibility for taxes (or penalties or interest thereon) imposed on the Employee (or to any person claiming through or on behalf of the Employee). The Employee has been advised and been provided the opportunity to obtain independent legal and tax advice regarding the compensation and benefits payable pursuant to this Agreement.
13.Waiver of Breach. The waiver of a breach of any of the provisions of this Agreement by either of the Parties hereto shall not be construed as a waiver of any subsequent breach by the breaching party.

Exhibit 10.6

14.Binding Effect; Assignment. The rights and obligations of the Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Employer and to Tellurian as a third-party beneficiary of this Agreement. This Agreement is a personal employment contract and the rights, obligations, and interests of the Employee hereunder may not be sold, assigned, delegated, transferred, pledged, or hypothecated.
15.Entire Agreement. Except as to any prior intellectual property, confidentiality, non-competition, non-solicitation and non-disclosure covenants or agreements entered into between the Employer and the Employee, or any matters relating to employment specifically set forth in any award granted to the Employee under the Plan, this Agreement along with all addendums and exhibits hereto, supersedes all prior agreements and understandings, oral or written, if any, between the Employer or Tellurian and the Employee. No supplement, modification, amendment, or waiver of any of the terms, conditions, or provisions in this Agreement can be made unless they are in writing and signed by both the Employer and the Employee. Notwithstanding the foregoing, nothing herein shall precluded Tellurian from entering into written agreements with Employee so long as any such agreements do not contradict the terms of this Agreement.
16.Construction and Interpretation.
(a)This Agreement shall be construed pursuant to and governed by the laws of the State of Texas (but any provision of Texas law shall not apply if the application of such provision would result in the application of the law of a state or jurisdiction other than Texas).
(b)The headings of the various sections in this Agreement are inserted for convenience of the parties and shall not affect the meaning, construction or interpretation of this Agreement.
(c)This Agreement shall be construed as a whole and in accordance with its fair meaning and without regard to any presumption or other rule requiring construction against the party preparing this Agreement or any part hereof.
17.Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid, or unenforceable, such provision shall be fully severable; this Agreement shall be construed and enforced without such illegal, invalid, or unenforceable provision, and the remaining provisions in this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance. Further, if any of the restrictions in Section 8 is deemed unenforceable as written, the parties expressly authorize the court or arbitrator to revise, delete, or add to those restrictions to the extent necessary to enforce the intent of the parties and to provide effective protection for Employer's and/or Tellurian’s goodwill, specialized training, Confidential Information, and other business interests.
18.Notice. All notices which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given: When received if personally delivered; when transmitted if transmitted by telecopy or similar electronic transmission method; one business day after it is sent, if sent by recognized expedited delivery service; and five days after it is sent, if mailed, first class mail, certified mail, return-receipt requested, with postage prepaid. In each case notice shall be sent to:
To the Employer:

Parallax Services LLC
1201 Louisiana, Suite 3100
Houston, Texas 77002
Attn: Martin Houston, Chairman.

To the Employee:
Mark Evans

19.Venue; Process. The parties to this Agreement agree that jurisdiction and venue in any action brought pursuant to this Agreement to enforce its terms or otherwise with respect to the relationships between the parties shall properly and exclusively lie in Harris County, Texas (or the federal court in Texas having jurisdiction therefore). Such jurisdiction and venue are intended to be exclusive of any other jurisdiction or venue. The parties agree that they will not object that any action commenced in the foregoing jurisdiction is commenced in a forum non conveniens. The parties further agree that the mailing by certified or registered mail, return-receipt requested, of any process required

Exhibit 10.6

by any such court shall constitute valid and lawful service of process against them, without the necessity for service by any other means provided by statute or rule of court.
20.Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one Agreement. Delivery of a copy of this Agreement bearing an original signature by facsimile transmission or by electronic mail in “portable document format” form shall have the same effect as physical delivery of the paper document bearing the original signature.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the Commencement Date.

EMPLOYER:

Parallax Services LLC

By: /s/Martin Houston
Martin Houston
Chairman, Parallax Services LLC
President, Tellurian Investments Inc.

EMPLOYEE:

/s/Mark Evans
Mark Evans